The Meow Wolf Experience.mp4 (2m 21s)
2 speakers (Female, Male)

[0:00:01] Female: Welcome to [Meerwood 00:00:06]. Bienvenidos. It's nice to have you. I've never seen anything like this before, ever. Maybe in dreams. Maybe if I were the original Alice in Wonderland and fell through the rabbit hole, maybe that would be something like this. It's like a million different dimensions in one building.

[0:00:27] Male: It's like a Salvador Dali painting. Like a really trippy video game in real life.

[0:00:32] Female: Every corner, I'm surprised.

[0:00:35] Male: I don't think I've ever had an experience like this in all my time.

[0:00:39] Female: There's just so many things and so many different things to look at, to touch, to just take in. It's interactive. It's a story.

[0:00:49] Male: I really wanted, at this point, to dig into the story, 'cause there's something else going on there. And there's a whole mystery pocket dimensions thing. Murder mystery meets art installation.

[0:00:59] Female: This kid's face just keeps popping up everywhere. He scared me. It's really like a big mystery that you have to put together these clues. There are different levels of experience, depending on your degree of consciousness.

[0:01:16] Male: This is like an incredibly unique place.

[0:01:19] Female: there's no words. I can't describe it. It's so cool. I don't think you could compare it to anything. I think it's way cooler than anything I've seen. It's colorful. It's playful. It's for kids, for adults. It's for everyone. I really don't know how to explain it. You'll have to come here for yourself. This is like the most amazing place I've ever been. I'm so happy that I came and so blessed that I'm able to see all this stuff and put all this stuff into my mind and everything. If you want to energize yourself, if you want to become more creative, it's like sticking your finger in an electrical socket and becoming alive.

[0:02:03] Male: You have to go see it in person. Whatever I say is not gonna do it any sort of justice. I can show you pictures. I can show you video. That's nothing like being in the experience, actually being there. You've gotta come check it out. [0:02:14]





The Origins of Meow Wolf - A Mini Documentary.mp4 (16m 25s) 14 speakers (Clone 17, Clone "Sibling", Video Narrator, Vince Kadlubek, Benji Geary, Brother Eloi, Sean Di Ianni, Mary-Charlotte , Corvas Kent, Caity Kennedy, Matt King, Male Character, Female Charac, Female)

[0:00:09] Clone 17: Oh, hello. Welcome to our house. I'm the 17th clone, directly descending from the original Meow Wolfer Benji Geary.

[0:00:25] Clone "Sibling": I'm not helping at all.

[0:00:26] Clone 17: It seems that you've caught me preparing a protoplasmic enzyme for my siblings and myself. You know, a lot of different ingredients go into making a nutrient-rich slurry like this. One could say it's kinda similar to the way Meow Wolf works to create their gigantic installations. So while this stews, why don't I tell you a tale. A tale of art, a tale of collaboration, a tale of punk rock, and my personal favorite, weirdos. I hope you're excited because I know I am beside myself.

[0:01:23] Video Narrator: First of all, there was Warehouse 21. Warehouse 21 was a place we all hung out except it was being bulldozed, so we needed a space. We found a space on the corner of Second Street and we named it Meow Wolf. Like an exquisite corpse, but pulling names out of a hat. After that, we had our first actual art show, visual art show, which we called Meowzors. That was with Quinn and Matt. They started muraling the whole place up and then eventually just started building sculptures out of the walls and everybody was like, "Hey, this is kind of cool. Like, build more sculptures. We want this place to be real weird." And then they did. Then it became the first multimedia, inversive, immersive, shit. And then Mary-Charlotte invited us on the radio. We talked. It was really fun and she's great. A total friend. Eventually, that first space, we had to leave. And then Sarah Coleman Craig, who is totally rad and our friend, gave us money to exist in the Hopewell space. The Hopewell street was way more grimy and bigger, which is kind of great. So we had to do a lot of crazy cleaning. We did a bunch of music shows and art shows there that were really, really, really cool, but it was a little dank and more low-budget and the electricity was kinda weird. Then, Erika Wanenmacher, who can make anything and is a rad artist, came and started working with us. She liked our shows so much she invited her gallerist Linda Durham, big deal gallery, man, she actually gave us a show, which blew our minds 'cause she was a big-time gallerist in Santa Fe. We became friends with Marc and Garth, who are totally rad. They became friends with Meow Wolf and they still support us. The first thing we did back at Warehouse 21, it was different, it was called "The Moon is to Live On". It was the first play and it was the first show we ever did with an actual budget. Hopewell was great, except, we started losing money and we had to get out of there. Gone. And then we were invited to do a show at the CCA Mounia's Waxman Gallery, which was gigantic and it freaked us out but we were so excited. That show was called "The Do Returned". That was the biggest thing we've done so far. It was a giant ship that traveled across dimensions. We started working in public schools across Santa Fe and we were invited to go to different cities across the United States like Las-Cruces in Chicago, New York City and Florida. It was nuts. Still, we missed home and it wasn't sustainable. People wanted Meow Wolf shows but they cost way too much to put on. We really wanted something that was permanent, that we operated, but it was in Santa Fe. And the Bowling Alley was available. Weirdly enough, we met George R. R. Martin. He became our total angel sugar daddy, which was rad. We got accepted into a program called Creative Start-Ups, which introduced a couple of Meow Wolvers to the complete business side of things, which we didn't really know much about. And now here we are, getting ready to do our first permanent exhibition at the Bowling Alley. Woo-hoo.

[0:03:40] Vince Kadlubek: Meow Wolf started because there was a lot of artistic energy happening within our little mini community, back in 2008. And we didn't really have a place to express a venue of our own.

[0:03:54] Benji Geary: There was all these punk bands that were coming through Santa Fe that normally we would have set up shows for. But there was nowhere for them to go and so they were starting to play in all these friends' basements and friends' houses and stuff. And the police would no doubt come. And we were like, "We just need a space. Like, let's just finally get a space."

[0:04:15] Vince Kadlubek: 2008, I was driving down Second Street and saw a space that was available to rent and that's really where it began, was an empty space. Called a meeting that night and we committed to starting a collective.

[0:04:33] Benji Geary: At first, it was mostly for music shows, but then we realized, "Hey, we're all artists too and there's not really a venue for any of us to show any of our weird, weird, weird art, especially in Santa Fe, that is it's own autonomous, actual art space."

[0:04:50] Vince Kadlubek: Two of our members at the time, Matt King and Quinn Tincher, did a show to kick off the space. They spent 18 hours a day creating
.... At first was just mural work on the walls and then it started coming off the walls in the form of tree branches and paper mache and little inside jokes like a floating hat. And then sound. And so then, by the end of it, when it opened, it was what we now know as a multimedia immersive exhibit. So that set the tone for us. Now we get what we're doing. Like, we're creating worlds.

[0:05:26] Brother Eloi: My name is Brother Eloi. We sent here first as the Faction of the Community of the New Technology of the Violet Flame.

[0:05:36] Sean Di Ianni: Meow Wolf, at that time, was just a bunch of artists, a lot of whom grew up here in Santa Fe, wanted to see something interesting happen here in Santa Fe, and weren't gonna wait for somebody else to do it.

[0:05:48] Mary-Charlotte : It was a collective of people. Everybody had his or her own aesthetic, but they were doing it together, and it wasn't like, "I'm signing my signature on this fabulous work of art." It was, like, "Let's put our energy together and make something that's bigger than any individual one of us" and yet, individual expression was also very much a part of it.

[0:06:09] Corvas Kent: The first three years were just, like, such a wild and fun ride. It was just this mess. It was total chaos. We had no formalized hierarchy.

[0:06:18] Vince Kadlubek: When I think about the best memories of Meow Wolf, I think about really cold spaces. Like actual temperature, cold. Like, artists in survival making something out of absolutely nothing. I mean, no money, no materials, no heat.

[0:06:31] Caity Kennedy: The joy behind painting something a crazy color, of being allowed because we're the ones who are allowing anyone to do whatever we want.

[0:06:45] Sean Di Ianni: We didn't have very lofty expectations, it was just fun.

[0:06:58] Matt King: We had done five or six of these big environmental installations and we had a pretty good grasp on the people that were involved with Meow Wolf and what we wanna see.

[0:07:08] Mary-Charlotte : And then there was this amazing moment where they decided to take all of that energy and take that aesthetic and make a play and the play was called "The Moon is to Live On".

[0:07:22] Vince Kadlubek: I really wanted to uplift the quality of work and the scope of work, the ambition of work and include budgets. I came in, basically saying, "We need to raise money and we need to make money and we need to try to sustain this in some form."

[0:07:38] Sean Di Ianni: "The Moon is to Live On" really took the kind of chaotic, immersive installation thing and brought it into the context of the theater production, which, by necessity, needs some organization. There has to be some hierarchy. And that was our first kind of experimentation with having some kind of structure but just enough structure that the chaos and looseness and fluidity could still be there.

[0:08:00] Mary-Charlotte : I really feel like it was a step forward in the history of theater that, unfortunately, nobody knows about except the small handful of people who saw it.

[0:08:12] Sean Di Ianni: Early on, it was like crazy immersive installations, then "The Moon is to Live On" happened and then we did "The Do Return". In the three months that "The Do Return" was up, we saw 25,000 visits through the door, which just absolutely blew our mind.

[0:08:32] Vince Kadlubek: We saw that what we produced, it's not something that's just for art-goers. It's something for kids, it's something for people who don't even, who don't feel comfortable in a normal art gallery. And we saw that people who came to "The Do Return", they were starving for imagination. Just the idea that they could walk into this space and be in a fantastic world like we've created. You know, we had kids coming back every weekend, over and over and over again. So, we realized at that point, we have something going here.

[0:09:02] Matt King: After "The Do Return", we got a lot of attention from a lot of different galleries and institutions all over the country. San Antonio, Chicago, Miami, New York. Each time we get invited to one of these places and we think about what's gonna happen to Meow Wolf because of this. This exposure is gonna lead us to the next big thing and we did it and we did it and we did it and nothing ever happened. It's exciting for a while and then you do it and you do it and it's like, "I don't know if I want to do this anymore."

[0:09:35] Vince Kadlubek: We don't really fit in the art world. We are art and we are part of the art world but not into the art world model of business, which is commission-based. It's like we re-realized that we need to not just create the art, we need to create the entire complex that the art sits in.

[0:09:56] Matt King: Meow Wolf had been traveling all over the country, doing these shows, and we were not exactly sure the future of what we were gonna be doing and that's when we got this call that you are never expecting and you never really wanna get.

[0:10:13] Male Character: My kibbling said, "Let's sit together."

[0:10:17] Female Charac: I'd love [inaudible 00:10:17]

[0:10:18] Male Character: The light of the moment yet to be discovered.

[0:10:22] Female Charac: Discover.

[0:10:23] Vince Kadlubek: One year ago, just about, almost to the day, we lost a member of Meow Wolf, like a very core, active member of Meow Wolf and friend named David Loughridge.

[0:10:40] Matt King: David was very closely involved with all of the shows and he was a work horse.

[0:10:47] Vince Kadlubek: His energy and his spirit had a capability to plow through a mountain. David's presence into the group was a total strengthening of what it was that we did. Losing him last year was really devastating and out of nowhere and it strangely brought Meow Wolf together again. We had fractured and David's passing put us all into the same space again.

[0:11:20] Matt King: David is a big fantasy fan and loves Game of Thrones and that's something we used to do together, is watch Game of Thrones.

[0:11:29] Vince Kadlubek: About a month before he passed away he said, "Vince, how crazy would it be if we got George R. R. Martin to help Meow Wolf with our next big project?" And a month after David passed away, I was sitting in front of George R. R. Martin, talking about Meow Wolf.

[0:11:50] Sean Di Ianni: Alright, so here we are at the former Silverlanes Bowling Alley. They also used to have karaoke and a sport's bar here and pretty soon this is going to be the new home of Meow Wolf.

[0:12:02] Vince Kadlubek: We now have this building, we have the old Silverlanes and that's gonna become Meow Wolf and within, it's gonna be Meow Wolf's first permanent exhibition and I think it's going to completely blow people's minds. We wanna transport audiences into many other dimensions within the same show. The way we're gonna do that is, your access point into these other dimensions is gonna be a two-storey Victorian house and something has happened inside of this house that has caused portals to rip open parts of the house and lead into a hundred other worlds. We've basically created a story that is discoverable and explorable and audiences can go through and experience the magical visuals of the show or can also dig deeper and learn what happened in this house. We're embarking on a new form of storytelling that is gonna be quite engaging for audiences of all ages.

[0:13:08] Corvas Kent: When we started to succeed to capture an audience, to find an audience, the question was born, like, "What does this turn into?" And it was apparent really early on, like, if this continue to grow, eventually, we'll have to have a permanent place. And so the Bowling Alley is that. It's a venue for our first permanent work.

[0:13:29] Sean Di Ianni: The business model that we've come up with is actually fairly simple. It's basically an admissions-based business. We're looking at children's museums, we're looking at Explora in Albuquerque, we're looking at movie theaters, we're looking at miniature golf and all that kind of stuff, but taking those forms of family entertainment into a realm of unique, non-corporate art experiences that are made by a local group of artists that really reflect a raw artistry and we think that's an amazing product and it doesn't exist and it's gonna be destabilizing to the market to some degree.

[0:14:05] Female: We are not envisioning art as something that is on the wall and that you buy and that is so much of a commodity. We're more envisioning the idea of art as an experience.

[0:14:17] Vince Kadlubek: As everybody knows, the art market right now for a young artist is impossible. We're not just trying to create a new art exhibit, we're trying to create a whole new model for how artists can create work and get paid for it.

[0:14:29] Corvas Kent: We all united at the beginning under this core value that we wanted to contribute to something that was meaningful, that hopefully can have resonance and can help other people, not just us.

[0:14:40] Female: We feel this drive to make Santa Fe a place where the standard is not just, like, "Oh, well, it's cool for Santa Fe." It's like, "No. It's cool for the entire world."

[0:14:50] Vince Kadlubek: I'd love, like, 20 years from now, to say that Meow Wolf created a whole new market for storytelling and for entertainment and for art.

[0:15:08] Clone 17: Ah, there's nothing like home-cooked protoplasmic enzymes shared with family after a story. And after that story, I can tell you, I'm seeing double. We always love sharing knowledge with people, but the greatest part about this story is that it's not over. More of us are currently being churned out of the factory to continue our work. And who knows, maybe you, or you, or maybe even you, will be the newest in the ranks to join our family. [0:15:51]